Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in this Registration Statement on Form N-1A relating to the Free Market U.S. Equity Fund, Free Market International Equity Fund and Free Market Fixed Income Fund, three portfolios of The RBB Fund, Inc.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

December 27, 2007